UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2005

CHARTER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

United States	000-33071	58-2659667
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1233 O.G. Skinner Drive, West Point, Georgia	31833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 645-1391

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 23, 2005, the Board of Directors (the “Board”) of Charter Financial Corporation (the “Registrant”) amended and restated the Benefit Restoration Plan of Charter Financial Corporation (the “Plan”) in order to (i) comply with section 409A of the Internal Revenue Code of 1986 and regulations or other guidance of the Internal Revenue Service published thereunder (collectively, “Section 409A”); (ii) provide for immediate lump sum payment of amounts owed after a termination of service by the Plan participants and (iii) to provide for amounts owed to be put into a rabbi trust upon a change of control (as defined in Section 409A) or upon any delay of payment to Plan participants required by Section 409A. Section 409A requires certain IRS restrictions on the timing of payments to participants under this Plan and the circumstances under which elections to receive distributions of compensation owed may be made. This Plan as amended and restated to conform to the requirements of Section 409A is filed herewith as Exhibit 10.02.

The Registrant maintains the Plan in order to provide restorative payments to executives who are prevented from receiving the full benefits contemplated by the benefit formula under the employee stock ownership plan of the Registrant as well as the benefit formula under the 401(k) plan maintained by the Registrant. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the employee stock ownership plan due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the employee stock ownership plan’s loan, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loan. The restorative payments also consist of amounts unable to be provided under the 401(k) plan maintained by the Registrant due to certain legal limitations imposed on tax-qualified plans.

Item 9.01 Financial Statements and Exhibits

(d)	The following exhibit is filed with this Report:

Exhibit No.	Description
10.02	Form of Benefit Restoration Plan of Charter Financial Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 29, 2005	CHARTER FINANCIAL CORPORATION

	By:	/s/ Curtis R. Kollar
	Name:	Curtis R. Kollar
	Title:	Chief Financial Officer